EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 pertaining to the Stock Option Plan of Thomson dated December 14, 2007 of our report dated March 24, 2006 (except for the note 40 for which the date is May 10, 2006) with respect to the consolidated financial statements of Thomson for the years ended December 31, 2005 and 2004, incorporated by reference in the Form 20-F/A filed with the Securities and Exchange Commission on 24 July 2007, amending Thomson’s Annual Report on Form 20-F for the year ended 31 December 2006, filed with the Securities and Exchange Commission on 11 May 2007.

Neuilly-sur-Seine, February 4th, 2008

BARBIER FRINAULT & AUTRES ERNST & YOUNG /s/ Jérôme Guirauden
Jérôme Guirauden